UNITED STATES
                                 SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C. 20549
                                          SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                                 Sunterra Corp.
--------------------------------------------------------------------------------
                                     (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                              (Title of Class of Securities)

                                    828395103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
                  (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                             SCHEDULE 13G

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Generation Advisers, Inc.
          Tax ID 043020600

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                               (b) [X]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

                           5      SOLE VOTING POWER
                                  0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                           6      SHARED VOTING POWER
                                  698,113

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  698,113

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            698,113

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            |_|

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            3.69%

    12      TYPE OF REPORTING PERSON
            IA

                                             SCHEDULE 13G

   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George Putnam III
          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  [X]
   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  698,113

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  698,113

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             698,113

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES       |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.69%

    12       TYPE OF REPORTING PERSON

             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas J. Hill

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                (b) [X]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  698,113

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  698,113

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             698,113

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.69%

    12       TYPE OF REPORTING PERSON
             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Carl E. Owens
          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  [X]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  698,113

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  698,113

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             698,113

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.69%

    12       TYPE OF REPORTING PERSON
             HC

Item 1.    (a).    Name of Issuer: Sunterra Corp.

           (b).    Address of Issuer's Principal Executive Offices:

                   3685 W. Cheyenne Ave., Building No. 5
                   North Las Vegas, NV 89032

Item 2.    (a).    Name of Person Filing:

                  (i)    New Generation Advisors, Inc. ("NGA")
                  (ii)   George Putnam, III ("Putnam")
                  (iii)  Thomas J. Hill ("Hill")
                  (iv)   Carl E. Owens ("Owens")

               (b). Address of Principal Business Office or, if none, Residence:

                  NGA:
                  225 Friend Street, Suite 801
                  Boston, MA 02114

                  Putnam:
                  c/o NGA
                  225 Friend Street, Suite 801
                  Boston, MA 02114

                  Hill:
                  c/o NGA
                  225 Friend Street, Suite 801
                  Boston, MA 02114

                  Owens:
                  c/o NGA
                  225 Friend Street, Suite 801
                  Boston, MA 02114

             (c). Citizenship or Place of Organization:

                  ICM:              Massachusetts
                  Isabelle:         American
                  Droster:          American
                  Collins:          American

             (d). Title of Class of Securities: Common Stock

             (e). CUSIP Number: 828395103

Item 3.            If  this   statement   is  filed   pursuant  to  sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
                   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
                   (c)         [ ]  Insurance  company  as  defined  in  section
                               3(a)(19) of the Act (15 U.S.C. 78c.);
                   (d)         [ ] Investment company registered under section 8
                               of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)         [x] An  investment  adviser  in  accordance  with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
                   (g) [x] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j) [ ] Group, in accordance with section 240.13d-1(b)(1) (ii)(J).

Item 4.            Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).   Amount  beneficially  owned:
                  (i)    NGA: 698,113
                  (ii)   Putnam: 698,113
                  (iii)  Hill: 698,113
                  (iv)   Owens: 698,113

           (b).   Percent of class:
                  (i)    NGA: 3.69%
                  (ii)   Putnam: 3.69%
                  (iii)  Hill: 3.69%
                  (iv)   Owens: 3.69%

            (c).  Number of shares as to which the person has:

                    (1) Sole power to vote or to direct the vote:

                          (i)    NGA: 0
                          (ii)   Putnam: 0
                          (iii)  Hill: 0
                          (iv)   Owens: 0

                    (2) Shared power to vote or to direct the vote:

                          (i)    NGA: 698,113
                          (ii)   Putnam: 698,113
                          (iii)  Hill: 698,113
                          (iv)   Owens: 698,113

                    (3)  Sole power to dispose or to direct the disposition of:

                           (i)    NGA: 0
                           (ii)   Putnam: 0
                           (iii)  Hill: 0
                           (iv)   Owens: 0

                    (4) Shared power to dispose or to direct the disposition of:

                        (i)    NGA: 698,113
                        (ii)   Putnam: 698,113
                        (iii)  Hill: 698,113
                        (iv)   Owens: 698,113

Item 5.           Ownership  of Five  Percent  or Less of a  Class: [X]

                  This statement is being filed to indicate that the reporting persons have ceased to be owners of five percent of the class of securities.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             NEW GENERATION ADVISERS, INC.

Date:  February 8, 2005      By: /s/George Putnam, III
                               -----------------------------------
                               George Putnam, III, President


Date:  February 8, 2005        /s/George Putnam, III
                               -----------------------------------
                               George Putnam


Date:  February 8, 2005        /s/Thomas J. Hill
                               -----------------------------------
                               Thomas J. Hill


Date:  February 8, 2005        /s/Carl E. Owens
                               -----------------------------------
                               Carl E. Owens

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG NEW GENERATION ADVISERS, INC., GEORGE PUTNAM, III, THOMAS J. HILL AND CARL E. OWENS.

WHEREAS, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

NEW GENERATION ADVISERS, INC., GEORGE PUTNAM, III, THOMAS J. HILL and CARL E. OWENS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                             NEW GENERATION ADVISERS, INC.

Date:  February 8, 2005      By: /s/George Putnam, III
                               -----------------------------------
                               George Putnam, III, President


Date:  February 8, 2005        /s/George Putnam, III
                               -----------------------------------
                               George Putnam, III


Date:  February 8, 2005        /s/Thomas J. Hill
                               -----------------------------------
                               Thomas J. Hill


Date:  February 8, 2005        /s/Carl E. Owens
                               -----------------------------------
                               Carl E. Owens